Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated April 10, 2024 To the Product Prospectus Supplement ERN-ETF-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$1,589,000 Barrier Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and Two Equity Indices, Due April 15, 2027 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Enhanced Return Notes (the “Notes”) linked to the lesser performing of one exchange traded fund and two equity indices.
Reference Assets	Initial Levels	Barrier Levels*
S&P 500® Equal Weight Index (“SPW”)	6,683.72	5,346.98, which is 80% of its Initial Level
iShares® Core S&P Small-Cap ETF (“IJR”)	$105.66	$84.53, which is 80% of its Initial Level
Russell 2000® Index (“RTY”)	2,028.389	1,622.711, which is 80% of its Initial Level
*Rounded to two decimal places in the case of the SPX and the IJR, and three decimal places in the case of the RTY.
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The Notes provide a leveraged positive return equal to 137.50% of the Percentage Change of the Lesser Performing Reference Asset (each as defined below) if the value of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level.

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Investors will receive the principal amount of the Notes if the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Barrier Level.

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If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, investors will lose 1% of the principal amount of the Notes for each 1% decrease from its Initial Level to its Final Level.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: April 15, 2024
Maturity Date: April 15, 2027
CUSIP: 78017FRS4
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$1,589,000
Underwriting discounts and commissions(1)	0.70%	$11,123
Proceeds to Royal Bank of Canada	99.30%	$1,577,877
(1) We or one of our affiliates may pay varying selling concessions of up to $7.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $993.00 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.70% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $978.86 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Barrier Enhanced Return Notes (the “Notes”) Linked to the Lesser Performing of One Exchange Traded Fund (the “ETF”) and Two Equity Indices (each, an "Index" and collectively, the "Indices") (each, a “Reference Asset” and collectively, the “Reference Assets”).

Issuer:	Royal Bank of Canada (the “Bank”)
Trade Date:	April 10, 2024
Issue Date:	April 15, 2024
Valuation Date:	April 12, 2027
Maturity Date:	April 15, 2027
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Initial Level:	For each Reference Asset, its closing price (as to the IJR) or its closing level (as to the SPW and the RTY) on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	For each Reference Asset, its closing price (as to the IJR) or its closing level (as to the SPW and the RTY) on the Valuation Date.
Barrier Level:	For each Reference Asset, 80% of its Initial Level, as set forth on the cover page of this pricing supplement.
Payment at Maturity:
We will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
If the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (that is, its Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
If the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Barrier Level (that is, its Percentage Change is between 0% and ‑20.00%), the investor will receive the principal amount.
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level (that is, its Percentage Change is less than ‑20.00%), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)
In this case, you will lose all or a substantial portion of the principal amount.

Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Participation Rate:	137.50%
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of the Final Level of that Reference Asset will be postponed. However, the determination of the Final Level of any Reference Asset that is not affected by that market disruption event will not be postponed.

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section, the section below, "Additional Terms Relating to the Indices," and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms:
Hypothetical Initial Level (for each Reference Asset):	1,000.00*
Hypothetical Barrier Level (for each Reference Asset):	800.00, which is 80% of the hypothetical Initial Level
Participation Rate:	137.50%
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 1,000.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Level of any Reference Asset. The actual Initial Level of each Reference Asset is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Barrier Level.
Hypothetical Percentage Changes of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels of the Lesser Performing Reference Asset on the Valuation Date. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
30.00%	141.250%	$1,412.50
20.00%	127.500%	$1,275.00
10.00%	113.750%	$1,137.50
5.00%	106.875%	$1,068.75
2.00%	102.750%	$1,027.50
0.00%	100.000%	$1,000.00
-5.00%	100.000%	$1,000.00
-10.00%	100.000%	$1,000.00
-15.00%	100.000%	$1,000.00
-20.00%	100.000%	$1,000.00
-20.01%	79.990%	$799.90
-30.00%	70.000%	$700.00
-40.00%	60.000%	$600.00
-50.00%	50.000%	$500.00
-60.00%	40.000%	$400.00
-70.00%	30.000%	$300.00
-80.00%	20.000%	$200.00
-90.00%	10.000%	$100.00
-100.00%	0.000%	$0.00

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume a Barrier Level of 80% of the Initial Level for each Reference Asset, the Participation Rate of 137.50%, and that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1: The value of the Lesser Performing Reference Asset increases by 10% from the Initial Level of 1,000 to its Final Level of 1,100. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives at maturity, a cash payment of $1,137.50 per Note, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
= $1,000 + [$1,000 x (10% x 137.50%)] = $1,000 + $137.50 = $1,137.50
Example 2: The value of the Lesser Performing Reference Asset decreases by 15% from the Initial Level of 1,000 to its Final Level of 850. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, the investor receives at maturity, the principal amount despite the 15% decline in the value of the Lesser Performing Reference Asset.
Example 3: The value of the Lesser Performing Reference Asset is 400 on the Valuation Date, which is less than its Barrier Level of 800. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, we will pay only $400 for each $1,000 in the principal amount of the Notes, calculated as follows:
$1,000 + (1,000 x Percentage Change of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -60%) = $1,000 - $600 = $400
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities held by or included in either Reference Asset.

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors" in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
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You May Lose All or a Substantial Portion of the Principal Amount at Maturity – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset between the Trade Date and the Valuation Date of more than 20%. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level of the Lesser Performing Reference Asset is less than its Initial Level.

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Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Assets Perform Better – Your Payment at Maturity will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Levels of the other Reference Assets have increased compared to their Initial Levels, or have experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of the basket components. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, the return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the Payment at Maturity is dependent upon our ability to repay our obligations at that time. This will be the case even if the values of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Risks Relating to the Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or our hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Assets or to the securities included in or represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the values of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the securities included in or represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or the securities included in or represented by the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level or price, as applicable, of the Reference Assets, and therefore, the market value of the Notes.

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Risks Relating to the Reference Assets
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An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization — The IJR invests in, and the RTY consists of, stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the price of the IJR, and the level of the RTY, may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

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Owning the Notes Is Not the Same as Owning Shares of the ETF or the Securities Included In or Represented by a Reference Asset — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the ETF or the securities included in or represented by the Reference Asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of those securities may have.

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The ETF and its Underlying Index Are Different — The performance of the ETF may not exactly replicate the performance of its underlying index, because the ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, or due to other circumstances. The ETF may use a variety of instruments, including futures contracts, options, swap agreements, repurchase agreements and other instruments, in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities held by the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately its net asset value per share and its liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the ETF. As a result, under these circumstances, the market value of shares of the ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
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The ETF Is Subject to Management Risks — The ETF is subject to management risk, which is the risk that the investment strategy of its investment advisor (the "Advisor"), the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Advisor may invest a portion of the ETF's assets in securities not included in its underlying index but which the Advisor believes will help the ETF track its underlying index.

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Adjustments to the ETF Could Adversely Affect the Notes — The Advisor is responsible for calculating and maintaining the ETF. The Advisor can add, delete or substitute the stocks comprising the ETF. The Advisor may make other methodological changes that could change the price of the ETF at any time. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

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We and Our Affiliates Do Not Have Any Affiliation with the Advisor of the ETF or the Sponsor of Any Index and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Advisor of the ETF or the sponsor of its underlying index or of the Indices in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the ETF or these indices. The Advisor of the ETF and the sponsors of these indices are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the ETF or these indices that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisor, the sponsors, the ETF or these indices contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Reference Assets.
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The Payment at Maturity Is Subject to Anti-dilution Adjustments — For certain corporate or organizational events affecting the ETF, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect the ETF. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this document or the product prospectus supplement as necessary to achieve an equitable result.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The Payment at Maturity and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section below, "Additional Terms Relating to the Indices."

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
INFORMATION REGARDING THE REFERENCE ASSETS
The following information regarding the Reference Assets is derived from publicly available information.
All disclosures contained in this document regarding the Indices, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources prepared by their sponsors. That information reflects the policies of, and is subject to change by these sponsors. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Index or any successor to that Index.
Information filed with the SEC by the ETF under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be obtained through the SEC’s website at www.sec.gov. In addition, information about the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
We have not independently verified the accuracy or completeness of reports filed by the ETF with the SEC, information published by its on its website or in any other format, information about them obtained from any other source or the information provided below.
The S&P 500® Equal Weight Index ("SPW")
The S&P 500® Equal Weight Index (“SPW”) is the equal weight version of the S&P 500® Index (“SPX”).
The index composition of the SPW is the same as the SPX. Constituent changes are incorporated in the SPW as and when they are made in the SPX. When a company is added to the SPW in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the SPW at a price of $0.00. In that case, the company’s replacement is added to the SPW at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.
The SPW is calculated and maintained in the same manner as the SPX, except that the constituents of the SPW are equally weighted at each quarterly rebalance. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.
The S&P 500® Index
The SPX measures the performance of the large-cap segment of the U.S. market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Additional information regarding the SPX may be obtained from the SPX website: https://www.spglobal.com/spdji/en/indices/equity/sp-500/. We are not incorporating by reference the website or any material it includes in this document.
Eligibility Criteria
Stocks must meet the following eligibility factors to be considered eligible for the SPX:
Domicile. The issuer of the security must be a U.S.-domiciled company. The incorporation and/or registration, operational headquarters location and primary stock exchange listing are the principal factors determining country of domicile. Other

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factors considered include the geographic breakdown of revenue and assets, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant by the Index Committee. All final domicile determinations are subject to review by the Index Committee.
Security Filing Type. The company issuing the security satisfies the Securities Exchange Act's periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to: Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.
Exchange Listing. The security must have a primary listing on one of the following U.S. exchanges: NYSE; Nasdaq Capital Market; NYSE Arca; Cboe BZX; NYSE American; Cboe BYX; Nasdaq Global Select Market; Cboe EDGA; Nasdaq Select Market; and Cboe EDGX. Over-the-counter (OTC) markets including Pink Open Market, do not satisfy this criterion.
Organizational Structure and Share Type. The issuer of the security must be a corporation (including equity and mortgage REITs) and the security must be common stock (i.e., shares). The following organizational structures and share types do not satisfy this criterion: business development companies; preferred stock; limited partnerships; convertible preferred stock; master limited partnerships; unit trusts; limited liability companies; equity warrants; closed-end funds; convertible bonds; exchange-traded funds; investment trusts; exchange-traded notes; rights; royalty trusts; American depositary receipts; and special purpose acquisition companies.
Tracking Stocks. Tracking stocks are not eligible for inclusion.
Multiple Share Classes. Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Market Capitalization. In order for a security to be eligible, the issuer of the security must have a total market capitalization of $15.8 billion or more.
Investable Weight Factor (IWF). A security must have an IWF of at least 0.10 as of the rebalancing effective date. The IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders (i.e., shareholder who purchase shares for control and not investment). Control holders generally include, but are not limited to: officers and directors; private equity, venture capital and special equity firms; asset managers and insurance companies with direct board of director representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement/pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (a 5% threshold is used as detailed information on holders and their relationship to the company is generally not available for holders below that threshold). In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In most cases, an IWF is reported to the nearest one percentage point. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.
Liquidity. The security must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date and have a float-adjusted liquidity ratio (defined as the annual dollar value traded divided by the float-adjusted market capitalization) greater than or equal to 0.75 at the time of addition to the SPX. Current constituents have no minimum requirement.
Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive, as should the most recent quarter. For equity real estate investment trusts (REITs), financial viability is based on GAAP earnings and/or Funds From Operations (FFO), if reported. For IPOs, the company must be traded on an eligible exchange for at least twelve months

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(for former SPACs, the index sponsor considers the de-SPAC transaction to be an event equivalent to an IPO, and twelve months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the SPX. Spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX).
Index Construction
Index constituents are selected from the S&P Total Market Index, which measures the performance of the broad U.S. market and includes all eligible U.S. common equities. Constituent selection is at the discretion of the Index Committee and is based on the eligibility criteria. The SPX has a fixed constituent count of 500. Sector balance, as measured by a comparison of each Global Industry Classification Standard (GICS®) sector’s weight in the SPX with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the SPX.
The SPX is weighted by float-adjusted market capitalization. Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float   adjustment excludes shares that are closely held by control holders.
Index Calculation
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is explained further in the section "Index Maintenance" below.
Index Maintenance
Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Committee.
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Share counts are updated to the latest publicly available filings on a quarterly basis. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits and mandatory distributions, are implemented when they occur and not subject to a minimum threshold for implementation. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.
Accelerated Implementation Rule
Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria: (a) at least $150 million and (b) at least 5% of the pre-event total shares. In

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addition to the materiality threshold, public offerings must be underwritten, have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities and have a publicly available confirmation from an official source that the offering has been completed. For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
Dutch Auctions, Self-tender Offer Buybacks and Split-off Exchange Offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P Dow Jones Indices LLC (the "index sponsor").
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, the index sponsor will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter.
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed for certain purposes by us. The SPW is a product of S&P and/or its affiliates and has been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPW to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the SPW is the licensing of the SPW and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPW is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPW. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPW will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPW. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPW OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A

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PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPW OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information
The graph below sets forth the information relating to the historical performance of the SPW for the period from January 1, 2014 through April 10, 2024.
We obtained the information regarding the historical performance of the SPW in the graph below from Bloomberg Financial Markets, without independent verification.
S&P 500® Equal Weight Index ("SPW")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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iShares® Core S&P Small-Cap ETF (the "IJR")
The shares of the Shares® Core S&P Small-Cap ETF ("IJR") are issued by the iShares® Trust (the “trust”), a registered investment company. The IJR trades on the NYSE Arca under the ticker symbol “IJR”. BlackRock Fund Advisors (“BFA”) currently serves as the investment advisor to the IJR. We obtained the following information in this section, including fee information, from the iShares® website and the reports referenced below, in each case, without independent verification. Information filed with the SEC relating to the IJR may be obtained from the SEC website, www.sec.gov.
Investment Objective and Strategy
The IJR seeks to achieve a return that corresponds generally to the price and yield performance, before fees and expenses, of the S&P SmallCap 600 Index (the “SML”).
In seeking to track the performance of the SML, the IJR employs a representative sampling strategy, which means that the IJR invests in a representative sample of securities that collectively has an investment profile similar to that of the SML. Unlike many investment companies, the IJR does not try to “beat” the SML and does not seek temporary defensive positions when markets decline or appear overvalued. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market value and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the SML.
The IJR may or may not hold all of the securities in the SML. The IJR generally will invest at least 80% of its assets in the component securities of the SML and in investments that have economic characteristics that are substantially identical to the component securities of the SML (i.e., depositary receipts representing securities of the SML) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the index, but which BFA believes will help the IJR track the index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating the percentage of investments included in the SML.
The IJR may lend securities representing up to one-third of the value of the IJR’s total assets (including the value of any collateral received).
The IJR will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the SML is concentrated.
The S&P SmallCap 600® Index (the "SML")
The SML seeks to measure the small-cap segment of the U.S. equity market. The calculation of the level of the SML is based on the relative value of the aggregate market value of the common stocks of 600 companies as of a particular time compared to the aggregate average market value of the common stocks of 600 similar companies as of December 31, 1993.
Additional information regarding the calculation of the SML may be obtained from the website maintained by S&P Dow Jones Indices LLC. Information on that website is not included or incorporated by reference into this document.

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Historical Information
The graph below sets forth the information relating to the historical performance of the IJR for the period from January 1, 2014 through April 10, 2024.
We obtained the information regarding the historical performance of the IJR in the graph below from Bloomberg Financial Markets, without independent verification.

iShares® Core S&P Small-Cap ETF ("IJR")
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index (“RTY”)
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 96% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese N share, it will not be considered eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day”, which is the last business day of April. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the rank day, it must have a closing price at or above $1.00 on another eligible U.S. exchange to remain eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. If multiple classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report acquired fund fees and expenses,

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as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day, all eligible securities are ranked by their total market capitalization. Reconstitution of the RTY occurs on the fourth Friday in June. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this document.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to the Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to the Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.

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Historical Information
The graph below sets forth the information relating to the historical performance of the RTY for the period from January 1, 2014 through April 10, 2024.
We obtained the information regarding the historical performance of the RTY in the graph below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index (“RTY”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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ADDITIONAL TERMS RELATING TO THE INDICES
Unavailability of the Level of an Index
If the sponsor of the SPW or the RTY discontinues publication of that Index and that sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for that Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that Index.
If the sponsor of an Index discontinues publication of that Index prior to, and that discontinuance is continuing on, any trading day on which the level of that Index must be determined, and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of that Index for the relevant date in accordance with the formula for and method of calculating that Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Indices may adversely affect the value of your Notes.
If at any time the method of calculating a closing level for an Index or a successor index is changed in a material respect, or if the either of the Indices is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the applicable Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an Index comparable to the relevant Index as if those changes or modifications had not been made. Accordingly, if the method of calculating either of the Indices is modified so that the value of the respective Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in that Index), then the Calculation Agent will adjust the level of the applicable Index in order to arrive at a value as if it had not been modified (e.g., as if such split had not occurred).
Index Market Disruption Events
A “market disruption event” with respect to an Index means any event, circumstance or cause which we determine, and the Calculation Agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of the Notes and more specifically includes the following events to the extent that they have such effect with respect to that Index:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that Index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to that Index on their respective markets;
•
any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that

P-22	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that Index on their respective markets;
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the closure on any day of the primary market for futures or options contracts relating to that Index or index components constituting 20% or more, by weight, of that Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

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any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Index are traded, fails to open for trading during its regular trading session; or

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any other event, if the Calculation Agent determines in its sole discretion that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

Trading Day
A “trading day” as to each Index means a day on which the principal trading market for that Index is open for trading.

P-23	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
We will not attempt to ascertain whether any of the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the issuer of any Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) and consult your tax advisor regarding the possible consequences to you in this regard.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-24	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on April 15, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may also pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM's underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-25	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-26	RBC Capital Markets, LLC

Barrier Enhanced Return Notes
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-27	RBC Capital Markets, LLC